THE herzfeld carribean basin fund, inc.

TERMS AND CONDITIONS OF the DIVIDEND REINVESTMENT PLAN

Registered holders (“Stockholders”) of shares of common stock, $0.001 par value (“Common Stock”) of Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) will automatically be enrolled (“Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”) and are advised as follows:

1.	Equiniti & Trust Company, LLC (the “Agent”) will act as agent for each Participant. The Agent will open an account for each registered shareholder as a Participant under the Plan in the same name in which such Participant’s shares of Common Stock are registered. Under the Plan, the Fund’s Distributions (defined below), net of any applicable U.S. withholding tax, are reinvested in the same class of shares of the Fund.

2.	Stockholders automatically participate in the Plan, unless and until an election is made to withdraw from the plan on behalf of such participating Stockholder. A Stockholder who does not wish to have Distributions automatically reinvested may terminate participation in the Plan by written instructions to that effect to the Agent. Shareholders who elect not to participate in the Plan will receive all distributions in cash paid to the Stockholder of record (or, if the shares are held in street or other nominee name, then to such nominee). Such written instructions must be received by Equiniti within 15 days prior to the applicable dividend payment date, or the Stockholder will receive such Distribution in shares through the Plan. Under the Plan, the Fund’s Distributions to Stockholder are automatically reinvested in full and fractional shares as described below.

3.	When the Fund declares a dividend, capital gain or other distribution (each, a “Distribution” and collectively, “Distributions”) the Agent, on the Stockholder’s behalf, will receive additional authorized shares from the Fund either newly issued or repurchased from Stockholders by the Fund and held as treasury stock. Distributions that are reinvested through the issuance of new shares increase our Stockholders’ equity on which a management fee is payable to the Fund’s investment manager, Thomas J. Herzfeld Advisors, Inc. (the “Adviser”). The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by 95% of the market price per share of the Fund’s common stock at the close of regular trading on the securities exchange where the Fund’s securities are listed on that date (currently the NASDAQ Capital Market)(the “Exchange”), or, if there is no sale on the Exchange on that date, then the average between the closing bid and asked quotations on the Exchange on such date will be used. The newly issued shares would be issued whether our shares are trading at a premium or discount to NAV. However, the Fund reserves the right to purchase shares in the open market in connection with the implementation of the Plan to the extent that shares are trading at a price below NAV per share. Shares purchased in open market transactions by the plan administrator will be allocated to a Stockholder based on the average purchase price, excluding any brokerage charges or other charges, of all shares purchased in the open market.

4.	The Agent will maintain all Stockholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by Stockholders for personal and tax records. The Agent will hold shares in the account of the Stockholders in non-certificated form in the name of the participant, and each Stockholder’s proxy, if any, will include those shares purchased pursuant to the Plan. Each Participant, nevertheless, has the right to request certificates for whole and fractional shares owned. The Fund will issue certificates in its sole discretion. The Agent will distribute all proxy solicitation materials, if any, to participating Stockholders.

5.	In the case of Stockholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating under the Plan, the Agent will administer the Plan on the basis of the number of shares certified from time to time by the record stockholder as representing the total amount of shares registered in the Stockholder’s name and held for the account of beneficial owners participating under the Plan.

6.	Neither the Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant’s account prior to receipt of written notice of his or her death or with respect to prices at which shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

7.	The automatic reinvestment of Distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. See “U.S. Federal Income Tax Matters.”

8.	The Fund reserves the right to amend or terminate the Plan upon 60 days’ notice to Stockholders. There is no direct service charge to Participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the Participants.

9.	All correspondence concerning the Plan should be directed to Equiniti Trust Company, LLC, P.O. Box 10027, Newark, NJ 07101. Certain transactions can be performed by calling the toll-free number (877) 283-0317.

As of May 8, 2025